Exhibit 10.17

SECOND AMENDED & RESTATED LICENSE, LIKENESS, EXCLUSIVITY

AND RESTRICTIVE COVENANT AGREEMENT

This Second Amended & Restated License, Likeness, Exclusivity and Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of February 2, 2024 (the “Effective Date”), amending and restating that certain License, Likeness, Exclusivity and Restrictive Covenant Agreement, dated as of September 23, 2021 (the “Original License Agreement”), as amended on or about December 22, 2022, (“Amended and Restated License Agreement”) by and among President Donald J. Trump, in his individual capacity (“DJT”); DTTM Operations, LLC, a Delaware limited liability company (“Licensor”); and Trump Media & Technology Group Corp., a Delaware corporation (“TMTG”). DJT, Licensor and TMTG are each sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, each of the Parties desires to further amend and restate the Original License Agreement, as amended by the Amended and Restated License Agreement, pursuant to the terms and conditions contained herein;

WHEREAS, DJT is the owner of all rights, title and interest in and to and/or directly or indirectly controls the DJT Likeness (as such term is defined below);

WHEREAS, the goal and mission statement of TMTG includes the continued commercialization of the Truth Social social media platform (as the same may develop, grow and evolve over time, “Truth Social”), which utilizes (among other things) the DJT Likeness; and

WHEREAS, DJT desires to continue supporting the commercialization of Truth Social; and

WHEREAS, subject to the terms and conditions hereof, DJT is willing to license the DJT Likeness to TMTG subject to the terms and conditions and limitations set forth herein, and DJT has also agreed to certain covenants and terms contained in this Agreement relating to the commercialization of Truth Social.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein provided, the Parties hereto agree as follows:

1.	Corporate Name

(a)

Corporate Name. Each of Licensor and DJT hereby reaffirms its grant to TMTG of a royalty-free right license, and permission to use the name “Trump Media Group Corp.” and/or “Trump Media & Technology Group Corp.” as its corporate name registered, without limitation, in the State of Delaware. Notwithstanding anything to the contrary, TMTG may not alter, modify, or edit its corporate name without the express prior written consent of DJT and Licensor.

2.	Truth Social; DJT Related Commitments.

TMTG intends to continue developing and operating Truth Social.

(a) With respect to Truth Social, DJT hereby agrees to the following:

1.

For purposes of this Section, the term “DJT Personal Profile” shall mean any social media profile created by or on behalf of DJT in his individual and/or personal capacity, and for the avoidance of doubt shall exclude any official U.S. government account; and the term “DJT/TMTG Social Media 6-Hour Exclusive” shall mean the period commencing when DJT posts any social media communication onto Truth Social and ending six (6) hours thereafter.

2.

Starting from the date hereof until the expiration of twelve (12) months thereafter (the “TMTG Social Media Exclusivity Term”), DJT hereby agrees to FIRST channel any and all social media communications and posts coming from a DJT Personal Profile to Truth Social before posting that same social media communication and/or post to any other social media platform that is not Truth Social (collectively, “Non-TMTG Social Media”) until the expiration of the DJT/TMTG Social Media 6-Hour Exclusive; provided, however, each of the Parties hereby agrees and acknowledges that DJT may post social media communications from a DJT Personal Profile that, in DJT’s sole discretion, relates to or in any way involves government, politics, political messaging, political fundraising, get-out-the vote efforts or other similar or related subject matters and topics (collectively, “Political Related Posts”) at any time on Non-TMTG Social Media without any obligation to comply with the DJT/TMTG Social Media 6-Hour Exclusive.

3.

After the initial 12-month TMTG Social Media Exclusivity Term, each of DJT and TMTG hereby agrees that the TMTG Social Media Exclusivity Term shall automatically renew in perpetuity for additional 180-day terms, unless during an additional 180-day term, either TMTG or DJT shall have provided prior written notice to terminate the TMTG Social Media Exclusivity Term, in which case the TMTG Social Media Exclusivity Term shall expire within thirty (30) days after such written notice is provided. For purposes of clarification, any such written notice to terminate the TMTG Social Media Exclusivity Term shall not terminate or affect the remaining terms of this Agreement.

4.

Upon any expiration of the TMTG Social Media Exclusivity Term and for so long as this Agreement remains in effect, DJT hereby agrees to make reasonable, good-faith efforts to post any and all social media communications and posts coming from a DJT Personal Profile , other than and with the express exception of Political Related Posts, to Truth Social contemporaneously with any posts by DJT from a DJT Personal Profile on any Non-TMTG Social Media that may be available to DJT from time to time.

Notwithstanding anything to the contrary contained in this Agreement, DJT shall, in his sole discretion, have the option to invoke a suspension of the DJT/TMTG Social Media 6-Hour Exclusive if after Truth Social shall have launched and be fully open to its users, Truth Social should not be accessible to DJT for a period of three (3) or more consecutive days, then DJT’s compliance with the 6-Hour Social Media Exclusive may be tolled until such time as TMTG can resolve the subject issues. Once TMTG resolves such issues and the TMTG Social Media Network becomes accessible again to DJT, then compliance by DJT with the DJT/TMTG Social Media 6-Hour Exclusive shall resume and be in full force and effect.

5.

In the event of a force majeure as described in Section 20 hereof that lasts longer than a period of three (3) or more consecutive days, DJT shall have the right to invoke the suspension of the DJT/TMTG Social Media 6-Hour Exclusive. Once such force majeure is resolved and the TMTG Social Media Network becomes accessible again to DJT, then compliance by DJT with the DJT/TMTG Social Media 6-Hour Exclusive shall resume and be in full force and effect.

6.

In the event that TMTG and Digital World Acquisition Corporation (the “SPAC Counterparty”) shall have failed to complete a business combination with the SPAC Counterparty, on or before December 31, 2024, unless the Parties agree in writing to extend such date pursuant to an amendment to this Agreement, pursuant to which the combined entity’s shares of common stock are listed on a national recognized stock exchange such as NASDAQ, then DJT and Licensor shall have the right (in their sole discretion) to terminate this Agreement or the licenses granted herein.

7.

Nothing contained in this Agreement shall in any way limit (1) any entity or person (other than DJT in his strictly personal capacity) from creating and/or using Non-TMTG Social Media in connection with Political Activities (as defined below), or (2) DJT (on behalf of himself or any of his Affiliates) from creating and/or using Non-TMTG Social Media in connection with any business ventures of DJT and/or involving or associated with the Trump Organization or any of its parent, subsidiary, affiliated or related entities (clauses (1) and (2) are collectively referred to as “Excluded Social Media Communications”).

(b)	DJT Commitments with respect to Truth Social.

With respect to Truth Social, for so long as this Agreement shall remain in full force and effect, DJT hereby agrees not to compete with Truth Social by founding or developing, or acquiring a controlling interest in, a social media platform that includes one or more material features that directly compete with any of the material features of Truth Social (e.g., currently, for illustrative purposes, X (f/k/a Twitter), Facebook, YouTube and Instagram).

3.	Approval Rights.

Prior to publishing, releasing, digitizing, exploiting or otherwise using any use of the Licensed Use (as hereinafter defined) in any format or medium, TMTG shall submit to DJT and Licensor for their written approval, a set of the final samples, detailed sketches, video clips and/or photographs, or any other media as applicable, of all proposed uses of the Licensed Use that TMTG intends to publish, release, digitize, exploit or otherwise use (the “Submissions”).

Approval of such Submissions by DJT and Licensor shall not be unreasonably withheld or delayed. Failure of DJT and Licensor to expressly approve or disapprove a Submission following fifteen (15) business days of receipt thereof and sustained good faith efforts by TMTG to obtain approval or disapproval of such Submission during such period, shall constitute a deemed approval so long as such Submission does not otherwise denigrate, distort, alter or cause the ridicule of the name, image, or reputation of DJT or Licensor, any Affiliate or member of the DJT family, or any of DJT’s or Licensor’s businesses, properties, or endeavors.

4.	Grant of Likeness Rights.

(a)

For purposes of this Agreement, the term “DJT Likeness” shall mean DJT’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), and shall expressly not include any other member of DJT’s family.

(b)

Subject to the terms, conditions, limitations and exclusions set forth in this Agreement, including, without limitation, the approval rights set forth in Section 3 of this Agreement, DJT hereby grants TMTG an exclusive, worldwide, paid-up, royalty-free right, revocable license, and permission to alter, modify, edit, republish, digitize, make derivative works of or from, reuse, and otherwise exploit the DJT Likeness in any format or medium, and to use the DJT Likeness to make, use, sell, offer to sell, import, develop, manufacture, market, advertise, and distribute products or services incorporating or using the DJT Likeness, throughout the universe in all languages and in all media and forms of expression and communication now known or later developed, solely in connection with and as necessary for TMTG to commercialize Truth Social, and for no other use or purpose whatsoever (collectively, the “Licensed Use”).

(c)

Notwithstanding anything to the contrary, TMTG and any sublicensee (in each case as approved by Licensor in writing) may not alter, modify, or edit DJT’s Likeness without DJT or Licensor’s express prior written consent.

(d)

Notwithstanding the foregoing and without any way limiting the foregoing, unless otherwise agreed to in writing signed by the Parties, the Licensed Use does not include any use of the DJT Likeness for: (i) any Political Activities whatsoever, including, without limitation, political rallies, political fund-raising events and/or communications, including, without limitation, emails, SMS/MMS/P2P messages, paid digital ads, or organic social media, and potential campaign events and (ii) any other• activity that is not associated with Truth Social.

(e)

DJT and Licensor shall reasonably cooperate with TMTG in TMTG’s use of the DJT Likeness and TMTG’s performance hereunder, including, without limitation, timely fulfilling any obligations and responsibilities set forth in this Agreement and providing TMTG with reasonable access, as TMTG may reasonably request, to accurate data, documentation, records, decision makers, employees, agents, partners, and other personnel as reasonably required by TMTG to perform the Licensed Use. DJT and Licensor shall at any time and from time to time execute such further instruments and take such additional action as TMTG may reasonably request to effect, consummate, confirm or evidence the licenses granted in this Agreement.

5.	Exceptions to Exclusivity.

None of the limitations related to exclusivity contained in Section 2 shall be construed to apply to or constrain (1) any other members of DJT’s family, (2) the Trump Organization or its respective Affiliates, (3) any third parties making Political Related Posts on behalf of DJT or a related entity from a non-DJT Personal Profile, or (4) any business ventures of DJT existing as of the date of this Agreement. In the event DJT shall ever become or remain a candidate for any federal or state office, DJT may restructure his ownership in TMTG, or limit his involvement in the management of TMTG as determined by DJT in his discretion. In this regard, TMTG hereby agrees and acknowledges that DJT may restructure his ownership interest in TMTG in order to protect and ensure business continuity for TMTG. Such ownership restructuring, or withdrawal from management shall not result in any liability or penalties to DJT or the Licensor in any way whatsoever.

6.	Quality Control.

TMTG acknowledges and agrees that the DJT Likeness is and has always been associated with the highest quality standards, products, services, and reputation. As a material inducement for DJT and Licensor to grant the license to TMTG, TMTG covenants and agrees that the products and services associated with the DJT Likeness shall, at all times, meet or exceed those standards of quality and reputation as established by Licensor. Licensor shall have the right to exercise reasonable quality control over TMTG’s and its sublicensees’ and successors-in-interests’ goods and services and use in connection therewith of such trademarks included in the DJT Likeness, to the extent permitted under this Agreement or applicable law sufficient to maintain the validity of such trademarks and protect the goodwill and reputation associated therewith. TMTG agrees to cooperate with Licensor in facilitating Licensor’s control of such nature and quality, to permit reasonable inspection of TMTG’s operation, and to supply Licensor with specimens of all uses of the DJT Likeness upon Licensor’s reasonable request. If the quality standards fall below the threshold, TMTG shall restore such quality immediately (but no later than thirty (30) days) after written notification of such by Licensor (if the default/non-conforming use was by a sublicensee, then TMTG shall use best efforts to compel sublicensee to cure the default/restore such quality by including, without limitation, instituting legal action against sublicensee). If quality is not restored, Licensor shall have the right to terminate this Agreement. In addition to the foregoing, TMTG shall not, and shall not permit, or suffer any other third-party, affiliate, subsidiary, officer, director, agent, or employee to: (i) use any of the DJT Likeness in any manner that denigrates or causes the ridicule of the name, image, or reputation of Donald J. Trump, any member of his family, or any of his or their businesses, properties, or endeavors; (ii) use the DJT Likeness other than as permitted hereunder; (iii) alter or distort the DJT Likeness without Licensor’s written consent; or (iv) except with respect to the Licensed Use and as otherwise permitted hereunder, create a direct, indirect, or implied endorsement or commercial tie-in with respect to any products or services other than those owned or offered by TMTG. In the event that TMTG causes or permits any the conditions in the foregoing subsections (i)-(iv) to occur, and fails to cure any and all such conditions within thirty (30) days of notice thereof from DJT or Licensor, then DJT and Licensor can terminate this Agreement.

7.

Consideration. The Parties agree that TMTG shall pay to Licensor $100 (US) upon the execution of this Agreement and that such amount shall constitute full consideration and a fully paid-up royalty covering the entire Term of this Agreement for the licenses granted in this Agreement.

8.	Ownership and Protection of the DJT Likeness; TMTG Trademarks and Domain Names.

(a)

TMTG acknowledges that, as between Licensor and TMTG, each of DJT and Licensor owns all right, title, and interest in and to, and/or directly or indirectly control the DJT Likeness in any form or embodiment thereof, the underlying goodwill, except as otherwise provided herein, the right to sue for emergency, temporary and/or permanent injunctive relief, past, present and future damages, profits, enhancements, attorneys’ fees and costs and all rights associated therewith. All use by TMTG (or any sublicensee) of the DJT Likeness, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor. TMTG agrees not to do or suffer to be done any act or thing that will in any way adversely affect any rights of DJT and Licensor in and to the DJT Likeness, or that directly or indirectly will reduce the value of the DJT Likeness. This paragraph will survive the termination or expiration of this Agreement.

(b)

Notwithstanding anything to the contrary in this Agreement, each of the Parties hereby agrees and acknowledges that any trademark or domain name registered in the name of TMTG, or its wholly-owned subsidiary T Media Tech LLC, and any unregistered trademarks held by TMTG or T Media Tech LLC (including, without limitation, the trademark TRUTH SOCIAL for use in connection with a social media platform or service), shall remain the sole property of TMTG and not be held in trust for Licensor, so long as any such trademark or domain name does not use the terms “Trump” or “DJT” as part of the same.

9.

Infringement Actions. Each Party shall promptly notify the other Party in writing of any actual or possible infringement, misappropriation or unauthorized use of the DJT Likeness of which that Party becomes aware. Each Party shall cooperate with the other Party in all reasonable efforts to resolve any such matter.

10.	Term and Termination.

(a)

This Agreement shall remain in full force and effect for a period of three (3) years from the Effective Date (the “Initial Term”) unless this Agreement is terminated by DJT and/or Licensor (1) pursuant to Section 2(a)6 hereof, (2) pursuant to Section 6 hereof, (3) in the event TMTG materially breaches any other provision of this Agreement and fails to cure such breach within thirty (30) days of DJT and/or Licensor providing TMTG with written notice of such breach, or (4) by providing written notice to the Company within thirty (30) days prior to the expiration of the Initial Term, provided, however that, notwithstanding the foregoing (1) – (4), if TMTG completes a merger with the SPAC Counterparty pursuant to which the combined entity’s shares of common stock are listed on a national recognized stock exchange such as NASDAQ, this Agreement shall continue in perpetuity (the “Term”) until terminated by TMTG. For the avoidance of doubt, in the event that the Term shall be deemed to continue in perpetuity under this Section, the licenses granted to TMTG for (1) the corporate name under Section 2(a) and (2) the DJT Likeness rights under Section 4 can be revoked or otherwise terminated under the Quality Control provisions of Section 6.

(b)	Neither the personal nor political conduct of DJT and/or any of his family members, even if such conduct could negatively reflect on TMTG’s reputation or brand or be considered offensive, dishonest, illegal, immoral, or unethical, or otherwise harmful to TMTG’s brand or reputation, shall be considered a breach of this Agreement, material or otherwise, or allow TMTG to disassociate with DJT.

11.

Legal Defense Reserves. At all times after the completion of either a SPAC merger or an initial public offering for TMTG, TMTG hereby agrees to either (1) maintain a financial reserve of no less than $5,000,000 that would be available solely to fund any personal legal expenses of any of DJT and Licensor, arising from any litigation or proceeding relating in any way to TMTG, where either of DJT and/or Licensor is named personally as a defendant to the same (collectively, a “TMTG/DJT Legal Proceeding”), or (2) secure an insurance policy from a reputable insurance provider that is acceptable to DJT and Licensor, in their reasonable discretion, with no less than $5,000,000 in coverage, for which the proceeds would be exclusively dedicated to fund any personal legal defense expenses of any of DJT and/or Licensor in connection with any TMTG/DJT Legal Proceeding.

12.	Confidentiality.

(a)

For purposes of this Agreement, “Confidential Information” means (i) this Agreement and all of its parts, terms, addendums, schedules, and amendments, and (ii) all non-public information pertaining to DJT, TMTG, Licensor, The Trump Organization, and all entities associated with DJT, including any successors or assigns of DJT or the “Trump” names, marks, and DJT Likeness. Notwithstanding the foregoing, Confidential Information will not include information that: (1) is or becomes generally known to the public not as a result of a disclosure by the receiving Party, (ii) is rightfully in the possession of the receiving Party prior to disclosure by the receiving Party, or (iii) is received by the receiving Party in good faith and without restriction from a third party, not under a confidentiality obligation and having the right to make such disclosure.

(b)

The Parties acknowledge that they may be provided, or under this Agreement may come in contact, with Confidential Information. Accordingly, the Parties agree: (i) that they will keep all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure (but in no event shall the receiving Party use less than all diligent and good faith efforts to safeguard the confidentiality of Confidential Information in a commercially reasonable manner); (ii) that they will not, directly or indirectly, disclose any Confidential Information to anyone outside of the Parties, except with the disclosing Party’s prior written consent in each instance; (iii) that they will not make use of any Confidential Information for their own purposes (except as necessary to exercise rights or fulfill obligations under this Agreement or otherwise required by law) or for the benefit of anyone other than the disclosing Party; and (iv) that (A) upon the expiration or termination of this Agreement; or (B) at any time the disclosing Party may so request, the receiving Party will deliver promptly to the disclosing Party, or, at the disclosing Party’s option, the receiving Party will destroy all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information that the receiving Party may then possess or have under its control,

(c)

Notwithstanding anything in this Agreement to the contrary, each Party may disclose Confidential Information to its Affiliates and to its and their respective officers, directors, employees, attorneys, financial advisors, accountants, auditors, contractors and agents who have a need to know such information in connection with fulfilling obligations pursuant to this Agreement and who have agreed to terms of confidentiality and non-disclosure no less protective than those contained herein (“Representatives”). Each Party will instruct all Representatives as to their obligations under this Agreement. Both Parties may also disclose Confidential Information to the limited extent required by law or regulations (including the regulations of the Securities and Exchange Commission); provided, however, that, except in the case of the provision of information by TMTG to the SPAC Counterparty in furtherance of TMTG’s merger with such SPAC Counterparty, in which case no prior notice or consent shall be required, the receiving Party notifies the disclosing Party in writing in advance of such disclosure and provides the disclosing Party with copies of any related information so that the disclosing Party may take appropriate action to protect the Confidential Information, The Parties also agree not to, directly or indirectly, disclose or otherwise describe or characterize this Agreement or any of its parts, terms, addendums, schedules, and amendments other than to its Representatives except as follows: (1) to the Parties to this Agreement, their attorneys, insurers, and accountants; (2) as part of a claim by any Indemnified Party against the Indemnifying Party for indemnification, contribution, breach of warranty or otherwise related to an action brought pursuant to this Section; or (3) as required by any order duly issued by a court of competent jurisdiction. In the event that this Agreement, or any part of this Agreement is directly or indirectly disclosed, the disclosing party shall utilize all reasonable efforts to keep the terms of the Agreement and the Agreement itself confidential to whatever extent reasonably possible including, without limitation, utilizing all procedures for redacting and sealing documents and filing documents under seal permitted by the applicable court or other tribunal and by disclosing only the parts of this Agreement that were compelled or otherwise required to be disclosed. Notwithstanding this Section, the law governing applicable procedures for redacting and sealing documents and filing documents under seal, shall not be limited to the law of any particular jurisdiction, court or tribunal.

No party shall issue any press release or make any affirmative statement concerning this Agreement other than as specifically permitted herein or mutually agreed upon in writing by all Parties.

In the event any Party receives a subpoena, discovery request, or other formal process seeking this Agreement or any of its parts, terms, addendums, schedules, and amendments, the receiving Party must initially assert a formal objection to such process, and shall immediately notify all Parties hereunder (and their counsel) and provide a copy of the request and objection. The opposing Party may, if it chooses, seek to quash or otherwise take steps to oppose the request. If, within ten days, the opposing Party has not advised the receiving Party of its intent to oppose the request or has already done so, the receiving Party may comply with the request if the objection is overruled by a court of competent jurisdiction, but must mark the document as “For Attorneys’ Eyes Only,” or “Confidential” if there is no “For Attorneys’ Eyes Only” or similar designation, and, if any filing is required of the Agreement or any of its parts, terms, addendums, schedules, and amendments, that it be filed under seal, where permitted, including any document in which the terms of the Agreement are discussed.

For purposes of this Section, “Affiliate” means, as to any Party, any other entity which, directly or indirectly, is in control of, is controlled by or is under common control with, such Party. The term “control” (including, with correlative meaning, the terms “controlled by”

and “under common control with”), as applied to any Party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

13.	Disclaimer; Liability.

(a)

NO WARRANTIES. THE DJT LIKENESS RIGHTS ARE LICENSED TO TMTG BY DJT AND LICENSOR UNDER THIS AGREEMENT “AS IS, AS AVAILABLE”, WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ADEQUACY OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN. TMTG WILL BE SOLELY RESPONSIBLE FOR THE RESULTS OBTAINED THROUGH USE OF THE LICENSED DJT LIKENESS RIGHTS.

(b)

EXCEPT WITH RESPECT TO LOSSES ARISING OUT OF OR RELATING TO A PARTY’S GROSS NEGLIEGENCE, WILLFUL MISCONDUCT, OR FRAUD, OR FAILURE TO COMPLY WITH ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR RELATED TO A PARTY’S INDEMNIFICATION OBLIGATIONS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.	Indemnification.

(a)

Except as expressly provided in Section 14(b) of this Agreement, TMTG shall defend, indemnify, protect, and hold harmless DJT and Licensor and their subsidiaries, Affiliates, successors or assigns, and each of their respective directors, officers, shareholders and employees from and against any and all claims, causes of action, violations, losses, injuries, death, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses, including, without limitation, reasonable attorneys’ and professional fees and costs related to litigation and investigation, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”) arising out of or related in any way to this Agreement, except with respect to Losses arising out of or related in any way to a breach of this Agreement.

(b)

DJT and/or Licensor shall defend, indemnify, protect, and hold harmless TMTG and its subsidiaries, Affiliates, successors or assigns, and each of their respective directors, officers, shareholders and employees from and against any and all Losses solely to the extent alleging infringement or misappropriation of any third party intellectual property right as a result of DJT and/or Licensor having granted TMTG certain intellectual property rights pursuant to the terms of this Agreement.

(c)

If any third party shall notify any indemnified party with respect to any matter which may give rise to a claim for indemnification against an indemnifying party under this Agreement, then the indemnified party shall promptly notify the indemnifying party thereof in writing; provided, however, that failure to notify the indemnifying party shall not relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is materially prejudiced by such failure. The indemnified party will reasonably cooperate with the indemnifying party with the defense and/or settlement thereof, which defense and/or settlement shall be controlled by the indemnifying party, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to, or prejudices or detrimentally impacts, the indemnified party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require indemnified party’s prior written consent (not to be unreasonably withheld or delayed), and indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to any such claim. The terms of indemnification set forth in this Section shall survive termination or expiration of this Agreement.

15.

Relationship of the Parties. This Agreement is not intended to create, and does not create, any partnership, joint venture, agency, fiduciary, employment, or other relationship between the Parties, beyond the relationship of independent parties to a commercial contract. Neither Party is, nor shall either Party hold itself out to be, vested with any authority to bind the other Party contractually, or to act on behalf of the other Party as a broker, agent, or otherwise.

16.

No Publicity. Except as required by law, or as necessary to provide information to a party’s financial advisors or potential investors, or as permitted by Section 12, the Parties shall not make any public statement, press release, presentation, or other announcement relating to the existence or terms of this Agreement without the mutual agreement of the Parties. In the event a disclosure otherwise prohibited under this Agreement is required by a court of competent jurisdiction, then the provisions of Section 12 above shall apply and shall be strictly adhered to.

17.

Waiver. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion. Failure of either Party to complain of any act or omission on the part of the other Party, no matter how long the same may continue, shall not be deemed to be a waiver by either Party of its rights under this Agreement.

18.

Assignment. Except as expressly set forth herein and subject to the terms and conditions of this Agreement, including the continuation in perpetuity of this Agreement pursuant to Section 10(a) hereof if TMTG completes a merger with the SPAC Counterparty pursuant to which the combined entity’s shares of common stock are listed on a national recognized stock exchange such as NASDAQ, neither Party may assign, transfer, delegate, or subcontract any of their rights, duties, or obligations under the Agreement without the other Party’s prior written consent. Any purported assignment or delegation in violation of this provision, even if by operation of law, shall be null and void, unless such assignment or delegation is expressly authorized hereunder. No assignment or delegation shall relieve any Party of any of its obligations hereunder.

19.

Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code the “Bankruptcy Code”) (11 U.S.C. § 365(n)). TMTG has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding, all rights and licenses granted to TMTG hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, including by Licensor’s rejection of this Agreement. In the event that Licensor files for bankruptcy, TMTG may enforce all rights and remedies of a secured creditor under applicable Law. In the event that TMTG becomes insolvent or files for bankruptcy, all rights granted to TMTG hereunder shall automatically terminate. In addition, TMTG shall ensure that any sublicensee agreement contains terms and conditions automatically terminating sublicensee’s rights to any IP in the event that sublicensee becomes insolvent or files for bankruptcy.

20.

Interpretation. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

21.

Force Majeure. Except as otherwise specifically provided in this Agreement, neither Party shall be liable for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such Party, regardless of whether such delays or failures in performance were foreseen or foreseeable as of the date of this Agreement, including, without limitation: fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies; or labor unrest, including, without limitation strikes, slowdowns, picketing or boycotts or delays caused by the other Party or by other service or equipment vendors; or any other similar circumstances beyond the Party’s reasonable control. In such event, the Party affected shall, upon giving prompt notice to the other Party, be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such Party’s obligations relate to the performance so interfered with). The affected Party shall use its reasonable commercial efforts to avoid or remove the cause of nonperformance and both Parties shall proceed to perform with dispatch once the causes are removed or cease. Notwithstanding anything herein to the contrary, if any delay or nonperformance described herein exceeds thirty (30) days, the Party owed such performance, will have the right (but not the obligation) to terminate this Agreement without penalty or liability other than for amounts owed as of the date of termination. Such termination must be in writing.

22.

Entire Agreement. Except as set forth herein, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof, and the Original License Agreement and the Amended and Restated License Agreement are hereby amended and restated in their entirety by their deletion and replacement by this Agreement.

23.	Governing Law and Jurisdiction/Dispute Resolution.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of law. Any dispute arising from or relating to this Agreement shall be resolved in the federal courts of the United States of America for the Southern District of Florida or the courts of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida and all parties hereby expressly and irrevocably consent to the personal jurisdiction and venue of such courts.

(b) As a condition precedent to the commencement of any lawsuit, action or proceeding before any court, administrative agency or other tribunal, each party shall appoint an authorized representative (each an “Agent” and collectively, the “Agents”) to negotiate in good faith to resolve any dispute arising between the Parties with respect to this Agreement, a Party’s performance of its obligations hereunder, or any matter relating to the DJT Likeness (a “Dispute”). The Agents shall be empowered to decide the issues presented in any Dispute. Any Dispute shall, by either Party providing written notice to the other Party, be referred to the Agents for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event that the Agents are unable to resolve a Dispute within the fourteen (14) day period and do not agree to extend the time period for resolving the Dispute, or if the terms and conditions of the resolution or settlement of the Dispute are breached, as a further condition precedent to the commencement of any lawsuit, action or proceeding before any court, administrative agency or other tribunal, the Dispute shall be submitted for mediation by a mutually acceptable third party within forty-five (45) days after expiration of the previous fourteen (14) day period, unless the Parties agree to extend the period for submitting the dispute for mediation. The Parties shall agree upon a neutral mediator experienced in the subject matter of the Dispute. All Parties shall participate in the mediation proceedings and conferences convened by a mediator until the earlier of resolution of the Dispute or twenty (20) days after the first mediation proceeding with the mediator. The mediator’s fee shall be divided equally between the Parties. The mediator is to act impartially and independently in the consideration of facts and conditions surrounding any Dispute; however, the mediator’s recommendations concerning any such Dispute are advisory only. The mediator’s recommendations shall be based on the pertinent provisions of this Agreement and the facts and circumstances involved in the Dispute.

24.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at email address specified in this Section 23, prior to 5:00 p.m., Eastern Standard Time, on a business day; (b) on the first business day after the date of transmission, if such notice or communication is sent via electronic mail to an email address specified in this Section 23 (i) at or after 5:00 p.m., Eastern Standard Time, on a business day or (ii) on a day that is not a business day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

To TMTG:	Trump Media & Technology Group Corp. 401 N. Cattlemen Rd., Ste 200 Sarasota, FL 34232 Attn: General Counsel

To Donald J. Trump:	Donald J. Trump 1100 S. Ocean Blvd. Palm Beach, FL 33480 Attn: Legal Notice

For Licensor:	The Trump Organization 725 Fifth Avenue New York, NY 10022 Attn: General Counsel

25.

Survival. Any and all provisions in this Agreement which would reasonably be expected to be performed after the termination or expiration of this Agreement will survive and be enforceable after such termination or expiration, including without limitation provisions relating to confidentiality, ownership of materials, disclaimers, limitations of liability, audit rights, effects of termination and governing law and jurisdiction.

26.

Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by the other Party, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

27.

Further Assurances. During the Term and at all times thereafter, each Party shall provide to the other Party, at its request, reasonable cooperation and assistance (including, without limitation, the execution and delivery of affidavits, declarations, oaths, assignments, samples, specimens and any other documentation) as necessary to effect the terms of the Agreement.

28.

No Third Party Beneficiaries. This Agreement is intended for the sole benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized officers as of the day and year first above written.

DTTM OPERATIONS, LLC

By:
Name:	Donald J. Trump, Jr.
Title:	Executive Vice President
Date:

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:
Name:	Devin Nunes
Title:	Chief Executive Officer
Date:

Solely with respect to (1) the license by DJT to TMTG with respect to the DJT Likeness, and (2) DJT’s commercial commitments with respect to Truth Social

Donald J. Trump
Date: